Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	March 14, 2025

BUTLER NATIONAL CORPORATION ANNOUNCES Third QUARTER FISCAL YEAR 2025 FINANCIAL RESULTS

- Revenue increased 12% to $21 million for the third quarter of fiscal 2025 compared to $19 million for the third quarter of fiscal 2024 -

OLATHE, KANSAS, March 14, 2025, - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the third quarter fiscal 2025 ended January 31, 2025.

Historical selected financial data related to all operations:
(In thousands except per share data)	Quarter Ended		Nine Months Ended
	January 31,		January 31,
	2025	2024	2025	2024
Revenue	$21,174	$18,960	$62,363	$55,746
Operating Income	$4,026	$3,795	$12,416	$8,531
Net Income	$3,378	$2,382	$9,220	$8,052
Total Assets	$128,603	$113,279	$128,603	$113,279
Long-term liabilities	$35,130	$38,141	$35,130	$38,141
Stockholders' Equity	$62,371	$49,912	$62,371	$49,912
Weighted Average Shares - Diluted	66,960	69,634	67,861	70,985
Earnings Per Share	$0.05	$0.03	$0.14	$0.11
New Product Research and Development Cost	$864	$845	$1,585	$2,184

Management Comments

Butler National’s 12% revenue growth compared to the same quarter last year highlights the positive results for the third fiscal quarter ended January 31, 2025.  Company earnings for the quarter were $ 0.05 per share. Revenue increased to $21.2 million in the three months ended January 31, 2025, as compared to $19.0 million in the three months ended January 31, 2024. The revenue increase reflects a jump of 25% in Aerospace Products revenue and a decrease of 1% in Professional Services revenue. Material contributors to the overall positive results were: 1) Aircraft Modification productivity enhancements and aircraft deliveries; 2) Sports wagering activity; 3) Gun control deliveries; and 4) Refocus of the Butler Avionics business.  Details of these operations are provided below.

Third quarter fiscal 2025 net income was $3.4 million compared to a net income of $2.4 million in the third quarter fiscal 2024. Third quarter fiscal 2025 operating income was $4.0 million compared to $3.8 million in third quarter fiscal 2024. While we continue to focus on efficiencies in the Aircraft Modifications segment, fluctuations may occur from quarter to quarter due to the significant length and nature of the typical Aircraft Modification projects.

During the three months ended January 31, 2025, we invested approximately $864 thousand in the development of new FAA STC approvals. This expenditure includes engineering, testing, and certification of new products on airplanes, an essential function of the Aircraft Modification business.

The $0.05 per share earnings this quarter was achieved despite the seasonal impacts of business closures due to the holidays and severe winter weather experienced across Kansas in December and January.  The results reflect significant efforts by team members of each business segment. The Avcon team worked diligently through the holidays to complete engineering tasks and deliver airplanes. The Avcon team completed multiple complex airplane integrations and acquired foreign regulatory approvals involving Avcon Rails and Pods during the past quarter.  Activities continue with respect to the King Air cargo door modification with the cutting of the expanded door hole in the fuselage and the acquisition of parts for the door and structure assembly.  The cargo door modification and certification project remains a top Avcon priority.  We continue to evolve Avcon operations and refocus the New Century-located avionics business to enhance margins.  The avionics focus is repetitive installation projects. Additionally, we sold the legacy JET autopilot product repair business on January 30, 2025.  The divestiture had two positive results: An enhancement of the profitability for the avionics business long term, and a one-time gain for the sale transaction in the amount of $1.04 million. Special Mission Electronics gun control unit deliveries dropped for the quarter due to parts shortages that are being remedied. The gun control backlog remained strong. Company backlog remains robust at $35.2 million.

Our contracted Draft Kings platform for online/interactive sports wagering for Kansans on behalf of the Kansas Lottery continues to enhance Professional Services Segment revenue. Our Boot Hill Casino team continues to concentrate on increasing patron visitation while maximizing the impact of marketing expenses and effectively controlling costs.

Business Segment Highlights

Aerospace Products:

Revenue increased 25% to $11.4 million in the three months ended January 31, 2025, compared to $9.0 million in the three months ended January 31, 2024. The increase in revenue is primarily due to a $2.7 million increase in Aircraft Modification business that offset the decrease in Special Mission Electronics business of $422 thousand compared to the same quarter last year. Costs increased by 41% in the three months ended January 31, 2025, to $8.3 million compared to $5.9 million for the three months ended January 31, 2024. Costs were 73% of segment total revenue in the three months ended January 31, 2025, compared to 66% of segment total revenue in the three months ended January 31, 2024. Expenses remained flat in the three months ended January 31, 2025, at $1.5 million compared to the three months ended January 31, 2024. Expenses were 13% of segment total revenue in the three months ended January 31, 2025, as compared to 16% of segment total revenue in the three months ended January 31, 2024.  There was operating income from Aerospace Products of $1.6 million in the three months ended January 31, 2025, that remained flat compared to the three months ended January 31, 2024.

Professional Services:

Revenue decreased 1% for the three months ended January 31, 2025, to $9.8 million compared to $9.9 million in the three months ended January 31, 2024. The decrease is due to a decline in traditional gaming revenue of $474 thousand partially offset by an increase in sports wagering revenue of $381 thousand. Costs remained constant in the three months ended January 31, 2025, at $4.0 million compared to the three months ended January 31, 2024. Expenses decreased 12% in the three months ended January 31, 2025, to $3.3 million compared to $3.7 million in the three months ended January 31, 2024. Expenses were 34% of segment total revenue in the three months ended January 31, 2025, as compared to 38% of segment total revenue in the three months ended January 31, 2024. There was an operating income of $2.5 million in the three months ended January 31, 2025, compared to an operating income of $2.2 million in the three months ended January 31, 2024. Two weekend winter storms adversely impacted the Boot Hill Casino patronage and the financial results for the quarter.

Costs related to Professional Services and Aerospace Products include the cost of engineering, labor, materials, equipment utilization, control systems, security and occupancy. Expenses related to Professional Services and Aerospace Products include marketing and advertising, employee benefits, depreciation and amortization, and general, administrative and other expenses. With the expansion of Avcon (Aircraft Modification), the expedited need for parts and outsourcing continues to drive costs. The expansion of the Avcon fabrication shop and building acquisition should reduce the costs of outsourcing long term.

Backlog:

As of January 31, 2025, our backlog totaled approximately $35.2 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. Additionally, we operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc., concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft.  Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 15 table games and a DraftKings branded sportsbook.

Forward-Looking Information:

Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time, except as expressly required by federal securities laws.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595

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